Exhibit 10.19
Synacor, Inc.
Management Cash Incentive Plan
(As Adopted Effective January 1, 2007)

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Synacor, Inc.
Management Cash Incentive Plan
     ARTICLE 1. BACKGROUND AND PURPOSE
          1.1     Effective Date. This Plan is effective as of January 1, 2007.
          1.2     Purpose of the Plan. The Plan is intended to motivate Participants to achieve excellent short- and long-term financial performance for the Company and its business units. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn cash incentive awards.
     ARTICLE 2. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
          2.1     Selection of Participants. The Committee shall select the Employees who shall be Participants for any Bonus Period. The Committee also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Bonus Period. Participation in the Plan is in the sole discretion of the Committee and shall be determined Bonus Period by Bonus Period. Accordingly, an Employee who is a Participant for a given Bonus Period is in no way assured of being selected for participation in any subsequent Bonus Period.
          2.2     Determination of Target Awards. The Committee shall establish a Target Award for each Participant for each Bonus Period. Such Target Award shall be set forth in writing.
          2.3     Determination of Actual Awards. After the end of each Bonus Period or, to the extent that Interim Payments will be made, after the end of each Interim Payment Period, the Committee in its sole discretion shall determine the amount of the Actual Award or Interim Payment for each Participant. The Actual Award for a Bonus Period shall in no event exceed 200% of the Target Award for such Bonus Period. Any contrary provision of the Plan notwithstanding, the Committee may determine whether or not any Participant will receive an Actual Award or Interim Payment in the event that the Participant incurs a Termination of Employment before such Actual Award or Interim Payment is to be paid pursuant to Section 3.2.
     ARTICLE 3. PAYMENT OF AWARDS
          3.1     Right to Receive Payment. Each Actual Award or Interim Payment that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards or Interim Payments under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.

          3.2     Timing of Payment. Subject to Section 2.3, payment of each Actual Award or Interim Payment shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Bonus Period or Interim Payment Period, as the case may be.
          3.3     Form of Payment. Each Actual Award or Interim Payment shall be paid in cash (or its equivalent) in a single lump sum.
          3.4     Payment in the Event of Death. If a Participant dies before receiving an Actual Award or Interim Payment (determined under Section 2.3) that was scheduled to be paid before his or her death for a prior Bonus Period or Interim Payment Period, then the Actual Award or Interim Payment shall be paid to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate. Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by the Company prior to the Participant’s death.
     ARTICLE 4. ADMINISTRATION
          4.1     Committee Authority. The Plan shall be administered by the Committee, subject to Section 4.3. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) determine the amount of the awards, (c) prescribe the other terms and conditions of the awards, (d) interpret the Plan, (e) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (f) adopt rules for the administration, interpretation and application of the Plan and (g) interpret, amend or revoke any such rules.
          4.2     Decisions Binding. All determinations and decisions made by the Committee, the Board or any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
          4.3     Delegation by the Committee. The Committee, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company.
     ARTICLE 5. GENERAL PROVISIONS
          5.1     Tax Withholding. The Company or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award or Interim Payment, including any federal, state, local or other taxes.
          5.2     No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Bonus

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Period such exercise occurs, to terminate any individual’s employment with or without cause and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
          5.3     No Effect on Other Benefits. Except as expressly set forth in a Participant’s employment agreement with the Company, any Actual Awards or Interim Payments under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Pay or any other payment to be made by the Company to such Participant.
          5.4     Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of the Company or such Affiliate, or any similar transaction.
          5.5     Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 3.4. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
     ARTICLE 6. DURATION, AMENDMENT AND TERMINATION
          6.1     Duration of the Plan. The Plan shall commence on the date specified herein and shall remain in effect thereafter until terminated pursuant to Section 6.2.
          6.2     Amendment, Suspension or Termination. The Board or the Committee may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.
     ARTICLE 7. LEGAL CONSTRUCTION
          7.1     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
          7.2     Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.
          7.3     Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of New York, without regard to their conflict-of-law provisions.

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          7.4     Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.
     ARTICLE 8. DEFINITIONS
          The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
          8.1     “Actual Award” means, as to any Bonus Period, the actual award (if any) payable to a Participant for the Bonus Period. Each Actual Award is determined by the Committee at its sole discretion.
          8.2     “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.
          8.3     “Base Salary” means, as to any Bonus Period, the Participant’s earned salary during the Bonus Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Company-sponsored plans or Affiliate-sponsored plans.
          8.4     “Board” means the Company’s Board of Directors.
          8.5     “Bonus Period” means a Fiscal Year, or any longer or shorter period determined by the Committee.
          8.6     “Committee” means the Compensation Committee of the Board.
          8.7     “Company” means Synacor, Inc., a Delaware corporation, or any successor thereto.
          8.8     “Disability” means a permanent disability, as determined for purposes of the principal long-term disability insurance plan maintained by the Company for the benefit of the Participant. If there is no such plan, Disability shall be determined in accordance with a policy established by the Committee.
          8.9     “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.
          8.10     “Fiscal Year” means the fiscal year of the Company.
          8.11     “Interim Payment” means a portion of the Target Award or Actual Award determined in accordance with Section 2.3 that may be paid to the Participant during the Bonus Period. Each Interim Payment is determined by the Committee at its sole discretion.
          8.12     “Interim Payment Period” means a period shorter than and within the Bonus Period for which an Interim Payment may be made.

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          8.13     “Participant” means, as to any Bonus Period, an Employee who has been selected for participation in the Plan for that Bonus Period pursuant to Section 2.1.
          8.14     “Plan” means this Synacor, Inc. Management Cash Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
          8.15     “Retirement” means, with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee from time to time.
          8.16     “Target Award” means the target award payable under the Plan to a Participant for the Bonus Period or Interim Payment Period, as applicable, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 2.2.
          8.17     “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, Disability, Retirement or the disaffiliation of an Affiliate, but excluding a transfer from the Company to an Affiliate or between Affiliates.

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